                                                                   Exhibit 10.14


Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission that certain information contained herein shall be afforded confidential treatment. The omitted portions are indicated by three asterisks.

                                                                   EXHIBIT 10.14

           [LETTERHEAD OF PRODUCT INFORMATION NETWORK APPEARS HERE]

                                  MEMORANDUM

DATE:   October 23, 1995

TO:     Alfred Dillione
        National Media Corporation
        215-772-5199

FROM:   Jon Shaver

RE:     ADDENDUM
        Airtime and Revenue Share Test Agreement
        Dated: May 1, 1995
_______________________________________________________________________________

Upon examining the above contract, please correct the sentence below to read as follows (thus indicating PIN's correct peak and non-peak time periods):

Section 1.  Airtime/Programming.
            -------------------

"National shall have 4 hours of airtime between 8:00 am and 12:00 am, plus at least 2 hours of additional airtime between 12:00 am and 8:00 am."

Please sign below and return via Fax # 303-784-8549 to indicate acceptance of this correction.

/s/ ALFRED DILLIONE                             /s/ JON SHAVER
--------------------------                      ---------------------------
Alfred Dillione                                 Jon Shaver
National Media Corporation                      Product Information Network

     11/9/95                                         10/23/95
------------------                              -----------------
Date                                            Date

                          PRODUCT INFORMATION NETWORK
                           9697 East Mineral Avenue
                                 P.O. Box 3309
                           Englewood, CO 80155-3309

                                                        May 1, 1995

Mr. Al Dillione
National Media Corporation
1700 Walnut Street
Philadelphia, PA 19103

        Re: Product Information Network/National Media Corporation
            Airtime and Revenue Sharing Agreement
            ------------------------------------------------------

Dear Mr. Dillione:

        The following are the principal terms to which we have agreed respecting the continued participation of National Media Corporation ("National") in Product Information Network ("PIN"). National has provided direct response programming for airing on PIN under the terms of a letter agreement dated October 14, 1994. This letter agreement is intended to supersede the October 14 letter agreement with respect to airings of direct response programming on PIN from May 1, 1995 forward.

        1.  Airtime/Programming. National will provide direct response
            -------------------
programming for airing on PIN. Such programming shall include National's infomercials and spots, plus third-party shows sourced by National which PIN is not currently airing. PIN will allocate at least 6 hours per day of airtime (at times agreed to by PIN and National) to such programming provided by National, plus such additional airtime blocks as PIN and National may subsequently agree upon in writing. National shall have the 4 hours of airtime between 8:00 am and 12:00 am plus at least 2 hours of additional airtime between 12:00 am and 8:00 am.

        2.  Payments. In consideration of the provision of PIN airtime to
            --------
National as contemplated in paragraph 1 hereof, National will pay PIN a percentage (the "PIN Percentage") of National's adjusted gross revenue from sales of products (including "upsell" goods) made in direct response to PIN airings of direct response programming provided by National. "Adjusted gross revenues" shall mean gross revenues (including shipping and handling charges), less returns and uncollectibles. The PIN Percentage shall be variable during the term hereof and shall be determined as follows. As of the first day of each month, the PIN Percentage shall be ***. Once the aggregate amount payable from airings on PIN during each month equals PIN's quoted Rate Card for such airtime, then the PIN percentage shall be reduced by *** points for each additional *** in payments to PIN hereunder during such month; provided, however, that the
                                                --------
PIN Percentage shall not be reduced below ***. All payments will be made on a monthly basis, within 20 days following the end of each month.

Mr. Al Dillione
May 1, 1995
Page 2

        3. Term. The foregoing arrangements are to be in place for a term
           ----
commencing May 1, 1995 and expiring April 30, 1997. Either party may, upon 60 days prior written notice to the other, extend the term hereof for an additional twelve-month period.

        4. Guaranteed Rates. If average hourly revenues to PIN from National
           ----------------
during the term fall short of the following target rates, then National will guarantee such hourly revenues to PIN. Specifically, National will pay as minimum revenues *** per half-hour for the period between 8:00 am and 12:00 pm and *** per half-hour for all other time periods, payable as set forth in
Section 2 above. Such minimum rates shall remain in effect for so long as the average annual subscribership to PIN does not exceed ***. At such time (if ever) as the average annual subscribership to PIN exceeds ***, then the foregoing minimum rates shall be increased in direct proportion to the amount by which average such annual subscribership exceeds ***.

        5. Exclusivity. During the term hereof, National will not, without the
           -----------
prior consent of PIN, enter into arrangements to air its programming on any other 24-hour television direct response marketing channel in the nature of PIN, with the specific exception of Info Mall. National may, however, arrange with cable television systems for airings of its programming on such systems.

        6. Miscellaneous.
           -------------

           (a) National will make appropriate personnel available to assist PIN in sales calls to its operators explaining National's participation in PIN.

           (b) National shall make and shall be solely responsible for all third-party arrangements which may be necessary to handle customer orders received through airings on PIN of direct response programming provided by National. Each program dub supplied to PIN shall include an appropriate 800 telephone number(s). For each sale National shall cause to be recorded the customer's ZIP code, city and state, as well as the date and hour in which the sale was transacted. National shall provide PIN, via electronic data transfer, daily product sales reports sorted primarily by ZIP code and secondarily by time of day. All other sales reports provided by National to PIN shall be sorted first by date, second by ZIP code, and third by time of day.

           (c) PIN shall not be responsible for any product matters of any kind, including collections, delivery of goods, sales taxes, refunds or returns. National shall be solely responsible for all such matters and shall indemnify PIN against any and all costs, expenses and liabilities of any kind which may arise out of such matters, including costs and reasonable attorneys fees.

Mr. Al Dillione
May 1, 1995
Page 3

        If the foregoing accurately states your understanding of the terms to which we have agreed, please confirm by signing below and returning a copy of this letter to me.

                                Sincerely,

                                /s/ Keith L. Gay

                                Keith L. Gay
                                Vice President and General Manager

ACCEPTED AND AGREED:
NATIONAL MEDIA CORPORATION

By: /s/ ALFRED P. DILLIONE
    ------------------------
Title: Vice President, Media
       ---------------------

Dated: July 5, 1995
       ------